SECURITIES AND EXCHANGE COMMISSION

                         Washington, DC  20549




                               FORM 8-K




                            CURRENT REPORT




                Pursuant to Section 13 or 15(d) of the

                    Securities Exchange Act of 1934




                             July 28, 1994




                      IMC FERTILIZER GROUP, INC.
          (Exact name of registrant as specified in charter)



   Delaware                      1-9759                 36-3492467
(State or other jurisdiction    (Commission          (IRS Employer
    of incorporation)           File Number)     Identification No.)

   2100 Sanders Road, Northbrook, IL                           60062
(Address of principal executive offices)                   (Zip Code)


Registrant's telephone number, including area code     (708) 272-9200
















Item 5.  Other Events

    The following is the text of a press release relating to fourth quarter earnings of the Company.

    NORTHBROOK, IL., July 28, 1994 -- IMC Fertilizer Group, Inc. (NYSE symbol: IFL) today reported fourth quarter net earnings of $15.7 million, or 56 cents per share, including an extraordinary charge of $1.4 million or 5 cents per share related to debt retirement. This compares to a net loss of $26.7 million, or $1.21 per share for the year-earlier period.

    The Company also reported significantly improved results for fiscal 1994 which ended June 30. The year's net loss totaled $28.8 million, or $1.14 per share, compared to the prior year's loss of $167.1 million, or $7.57 per share.

    Excluding all non-recurring items, listed below, the Company's fiscal 1994 earnings were $11.0 million, or 44 cents per share, compared to 1993 earnings of $.5 million, or 2 cents per share.

    Non-recurring items in fiscal 1994 include:

    The $1.4 million, or 5 cents per share, extraordinary charge related to debt retirement noted above;

    A $20.3 million ($12.4 million after tax), or 49 cents per share charge for an oil and gas investment write-down recorded in the second quarter;

    An extraordinary charge, net of tax, of $23.8 million, or 95 cents per share, recorded in the first quarter for the early extinguishment of $220 million of IMC Fertilizer debt;

    A charge of $4.1 million, or 16 cents per share, recorded in the first quarter for the adjustment to the Company's net deferred tax liability for the effect of changes in U.S. corporate tax rates, and

    A fourth quarter gain of $1.9 million, or 7 cents per share, resulting from the sale by IMC-Agrico Company of its Florida cattle ranch.

    One-time, after-tax charges recorded in fiscal 1993 include:

    $47.1 million, or $2.13 per share, for the cumulative effect on prior years of a change in the accounting for post-retirement benefits;



















    $109.1 million, or $4.94 per share, related to the settlement of litigation resulting from the 1991 explosion at a facility managed by the Company in Sterlington, Louisiana, and

    $11.4 million, or 52 cents per share, recorded in the fourth quarter related to the settlement of a dispute over the insurance claim receivable resulting from the water inflow at one of the Company's Canadian potash mines.

    Net sales for fiscal 1994 were $1.442 billion, compared to fiscal 1993's net sales of $897 million. Sales for the fourth quarter totaled $435.7 million, compared to the $255.9 million recorded for the same period a year ago.

    Full-year and fourth quarter 1993 pro forma sales reflecting the IMC-Agrico Company joint venture with Freeport-McMoRan Resource Partners, Limited Partnership as if the joint venture had been in effect July 1, 1992, would have been $1.470 billion and $411.8 million, respectively.

    "We are encouraged by our fourth quarter performance and the continued improvement in our balance sheet throughout fiscal 1994," said Wendell F. Bueche, president and chief executive officer. "Operating earnings in the fourth quarter reached $80.3 million, a 22 percent increase from the third quarter level of $65.7 million. The year's substantial progress reflects increased demand and generally higher prices for our products, as well as cost savings at IMC-Agrico.

    "In addition, the Company benefited from an operating philosophy which avoids costly inventories by more closely balancing product output with customers' needs," he said.
"This approach, which focuses on timely customer demands rather than optimal operating rates, served us well throughout fiscal 1994."

    IMC's chief executive also noted that during the fourth quarter IMC-Agrico sold its Florida cattle ranch for $16 million. In addition, the joint venture established a pre-tax reserve of $1.9 million for anticipated costs related to a large hole discovered on top of the original phosphogypsum storage area at the New Wales, Florida phosphate plant. IMC-Agrico is proceeding with plans to determine the appropriate actions to be taken with regard to the hole which is possibly the result of sinkhole activity.

    "Looking forward, the prospects for our business are encouraging," said Bueche. "The past year's improvements in our markets, product pricing and operating efficiencies should continue given ongoing health in global agriculture. Accordingly, we believe it is incumbent on IMC to maintain its customer-focused, low-cost position so it can fully participate in the emerging worldwide opportunities for crop nutrient products."













    IMC Fertilizer is one of the world's leading producers of crop nutrients for agriculture. It mines and processes potash in the United States and Canada; and is a joint-venture partner in IMC-Agrico Company, the nation's largest producer, marketer and distributor of phosphate crop nutrients. The Company also produces sulphur and oil through other joint-venture operations.


























































                         IMC FERTILIZER GROUP, INC.
                  ($ in millions except per share amounts)


                               Quarter ended           Year ended
                                  June 30,               June 30,
                               1994         1993       1994        1993

Net sales                    $  435.6    $  255.9     $1,441.5   $  897.1
Cost of goods sold              346.9       232.3      1,233.9      772.2
  Gross margins                  88.7        23.6        207.6      124.9

Selling, general and
 administrative expenses         20.6        15.1         66.0       60.4
Sterlington litigation
 settlement, net (a)                                                169.1
Other operating (income) and
 expense, net (b)               (12.2)       36.1        (25.7)      25.1
  Operating earnings (loss)      80.3       (27.6)       167.3     (129.7)

Equity in (earnings) loss of
 oil and gas joint venture (c)    (.6)        (.9)        20.0       (3.3)
Interest earned and other
 non-operating (income) and
 expense, net                     (.9)        (.7)         3.4        6.1
Interest charges                 18.3        13.8         81.0       44.8
Earnings (loss) before minority
 interest and items noted below  63.5       (39.8)        62.9     (177.3)
Minority interest (d)            26.8                     55.1
Earnings (loss) before items
 noted below                     36.7       (39.8)         7.8     (177.3)
Provision (credit) for income
 taxes (e)                       19.6       (13.1)        11.4      (57.3)
  Earnings (loss) before
  extraordinary item and
  cumulative effect of
  accounting change              17.1       (26.7)        (3.6)    (120.0)
Extraordinary loss-debt
 retirement (g)                  (1.4)                   (25.2)
Cumulative effect of accounting
 change (h)                                                         (47.1)
  Net earnings (loss)          $ 15.7     $ (26.7)     $ (28.8)  $ (167.1)

Earnings (loss) per share (f):
  Earnings (loss) before extra-
  ordinary item and cumula-
  tive effect of accounting
  change                       $   .61    $  (1.21)    $   (.14) $   (5.44)
Extraordinary loss-debt
 retirement (g)                   (.05)                   (1.00)
Cumulative effect of
 accounting change (h)                                               (2.13)

Net earnings (loss)            $   .56    $  (1.21)    $  (1.14)   $ (7.57)












(a) Reflected the settlement of litigation resulting from the May 1991 explosion at a facility managed by the Company in Sterlington, Louisiana.

(b) In 1994, included a fourth quarter gain of $5.5 million from IMC-Agrico's sale of its Florida cattle ranch. In 1993, included fourth quarter charges of $32.4 million from the settlement of a claim relating to losses arising out of a water inflow at one of the Company's potash mines in Canada and $3.0 million from a settlement of an environmental issue, partially offset by a gain of $8.1 million in August 1992 from the resolution of a contract dispute with a major uranium oxide customer.

(c) In 1994, included a charge of $20.3 million resulting from the write-down of the Company's investment in its oil and gas partnership.

(d) On July 1, 1993, the Company and Freeport-McMoRan Resource Partners, Limited Partnership (FRP) entered into a joint venture partnership in which both companies contributed their respective phosphate fertilizer businesses to create IMC-Agrico. The activities of IMC-Agrico, which is operated by the Company, include the mining and sale of phosphate rock, and the production, distribution and sale of phosphate chemicals, uranium oxide and related products. For financial reporting purposes, IMC-Agrico's results of operations were consolidated with those of the Company, and FRP's 43.5 percent interest in the joint venture partnership was included in the Company's statement of operations as minority interest. Minority interest reflected on the Consolidated Statement of Operations is not necessarily indicative of the results reported by the minority interest owners.

(e) In 1994, included a charge of $4.1 million for an adjustment to the Company's net deferred tax liability resulting from changes in U.S. corporate tax rates.

(f) Earnings (loss) per share were based on the weighted average number of shares and equivalent shares outstanding. Shares used in the calculations were 28.3 and 25.3 million shares for the quarter and year ended June 30, 1994 and 22.1 million shares for the quarter and year ended June 30, 1993.

(g) Consisted of redemption premium incurred by the Company and write-off of deferred finance costs in connection with the purchase of $220 million principal amount of the Company's
    11.25 percent Notes and portions of its Senior Notes, net of taxes.
















(h) Reflected the cumulative effect of an accounting change for periods prior to July 1, 1992, resulting from the adoption of Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions."


                           SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

                                  IMC FERTILIZER GROUP, INC.



                                  By
                                     ___________________________
                                     Marschall I. Smith
                                     Senior Vice President, Secretary
                                     and General Counsel


July 29, 1994